UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FGX INTERNATIONAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	98-0475043
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 George Washington Highway

Smithfield, Rhode Island 02917

(Address of principal executive offices, including zip code)

2007 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Alec Taylor

Chief Executive Officer

FGX International Holdings Limited

500 George Washington Highway

Smithfield, Rhode Island 02917

(401) 231-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew C. Dallett

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

(617) 239-0100

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary Shares, no par value	3,000,000 shares (2)	$14.37	$43,110,000	$1,323.48

(1)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sale prices of the Registrant’s ordinary shares on  December 10, 2007, as reported on The Nasdaq Global Market.

(2)          In accordance with Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that may be issued from time to time as a result of stock splits, stock dividends and similar events.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•                  The Registrant’s prospectus filed on October 25, 2007 pursuant to Rule 424(b) under the Securities Act of 1933 (Reg. No. 333-139525), in which there is set forth the Registrant’s audited consolidated balance sheets as of  December 31, 2005 and December 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and comprehensive income (loss) and cash flows for the fiscal years ended January 1, 2005, December 31, 2005 and December 30, 2006, the related financial statement schedule, and the audited consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for the nine month period ended October 1, 2004 of Magnivision, Inc.;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2007 filed on December 7, 2007;

•                  The Registrant’s Current Report on Form 8-K filed on December 6, 2007; and

•                  The description of the Company’s ordinary shares contained in the Registrant’s S-1 Registration Statement, which description is incorporated by reference into the Form 8-A filed on October 22, 2007, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The BVI Business Companies Act, 2004 of the laws of the British Virgin Islands, permits a BVI business company to indemnify directors and officers and permits a BVI business company to acquire liability insurance for directors and officers. These provisions will not limit the liability of directors under United States federal securities laws.   Under the Registrant’s Articles of Association, directors and officers are entitled to indemnification as follows:

1. Subject to the limitations hereinafter provided, the Registrant shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Registrant; or

(b) is or was, at the request of the Registrant, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

2. The Registrant may only indemnify a person if the person acted honestly and in good faith and in what he or she believed to be in the best interests of the Registrant and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.  The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Registrant and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles of Association, unless a question of law is involved.

3. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Registrant or that the person had reasonable cause to believe that his or her conduct was unlawful.

4. The Registrant may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Registrant, or who at the request of the Registrant is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Registrant has or would have had the power to indemnify the person against the liability as provided in the Articles.

In addition, the Registrant has entered into indemnification agreements with its directors and officers providing for indemnification to the greatest extent permitted by applicable law against (a) all expenses and liabilities incurred by any such person who was or is a party or is threatened to be made a party to, or otherwise becomes a participant (as a witness or otherwise) in, any proceeding (other than an action by or in the right of the Registrant) by reason of the indemnitee’s status with or service to the Registrant and (b) certain expenses if the indemnitee was or is a party or is threatened to be made a party to, or otherwise becomes a participant (as a witness or otherwise) in any proceeding by or in the right of the Registrant to procure a judgment in the indemnitee’s favor by reason of the indemnitee’s status with or service to the Registrant.  Such agreements provide, among other things, that if a person to be indemnified has been successful on the merits of any Proceeding (as defined therein), the person is entitled to be indemnified against all expenses reasonably incurred by the person in connection therewith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)      to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Smithfield, State of Rhode Island, on December 14, 2007.

FGX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Alec Taylor
Alec Taylor
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of FGX International Holdings Limited, hereby severally constitute and appoint Alec Taylor and Jeffrey J. Giguere, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all pre-effective and post-effective amendments to this registration statement and any related registration statements filed pursuant to Rule 462(b), and to file the same with the Securities and Exchange Commission, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable FGX International Holdings Limited to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alec Taylor	Chief Executive Officer (Principal	December 14, 2007
Alec Taylor	Executive Officer), Director and authorized representative in the United States

/s/ Anthony Di Paola	Executive Vice President, Chief	December 14, 2007
Anthony Di Paola	Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Jared Bluestein	Director	December 14, 2007
Jared Bluestein

/s/ Zvi Eiref	Director	December 14, 2007
Zvi Eiref

/s/ Robert L. McDowell	Director	December 14, 2007
Robert L. McDowell

/s/ Jennifer D. Stewart	Director	December 14, 2007
Jennifer D. Stewart

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Legal Opinion of Ogier (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).